Exhibit 10.21

April 30, 2008

James M. Tholey

698 Longview Drive

Huntingdon Valley, PA 19006

Dear Jim,

The purpose of this letter is to outline the recent change in your title and Sabre’s commitment to provide certain stock grants, options and compensation once these programs are fully developed.  All former agreements are still in place

Effective March 10, 2008, your title was changed to Chief Financial Officer and Executive Vice President Administration. You will continue to report directly to me.  Your annualized base pay remains at $275,000 or $5288.47 per week.

Reporting to you in your new position are:

•                  Doug Henry, VP & GM SDS

•                  David Peters, Vice President Finance

•                  Eric Letsche, Corporate Controller

•                  Tim Russell, Director IT

•                  RuthAnn Stewart, Corporate Finance Director

•                  Stan Racis, Corporate Director Business Analysis

•                  Genie Loftin, Finance Director CellXion

•                  Ben Hart, Finance Director, STS

•                  Carol Nelson, Finance Director, STP

•                  Corporate Director Human Resources – position currently open

Once an annual incentive bonus plan is developed for the senior management group, you will be eligible to participate in that program.

It is Sabre’s intent to make available to you 10,000 stock option shares at an option price of $32.86 per share. You are 20% vested in the stock options as of your date of hire, February 28, 2008.  You will vest in an additional 20% per year on each anniversary of your date of hire.

In addition you will receive a stock grant of 11,000 shares for which there will be tax liabilities.  We recommend you consult with your tax advisor regarding this tax issue.  The stock grant has a 5 year forfeiture requirement which means you forfeit 20% of the total stock grant for each year prior to the 5 year time period you are no longer with the company.  These provisions are outlined in the stock grant document which will be provided to you once the stock is available.

Please let me know if you have any questions.

Sincerely,

/s/ James D. Mack
James D. Mack
CEO Sabre Industries, Inc.